                                                                   Exhibit 13(v)

                                 PURCHASE AGREEMENT
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          The RBB Fund, Inc. (the "Fund"), a Maryland corporation, and Provident Distributors, Inc. ("PDI"), intending to be legally bound, hereby agree with each other as follows:

          1. The Fund hereby offers PDI and PDI hereby purchases $1,000 worth of shares of Class MMM Common Stock of the Fund (par value $.001 per share) (such shares hereinafter sometimes collectively known as "Shares") at a price per Share equivalent to the net asset value per share of the Shares of the Fund as determined on ____________, 1998.

          2. The Fund hereby acknowledges receipt from PDI of funds in the amount of $2,000 in full payment for the Shares.

          3. PDI represents and warrants to the Fund that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

          4. This agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the __ day of ____________, 1998.


                         THE RBB FUND, INC.


                         By:____________________
                         President and Treasurer

                         PROVIDENT DISTRIBUTORS, INC.


                         By:____________________
                         President